Exhibit 21.1



                          SUBSIDIARIES OF REGISTRANT

AMCC (Barbados) Limited, a Barbados Corporation
AMCC (UK) Limited
AMCC France s.a.r.l.
AMCC Italia S.r.l.
AMCC Deutschland GmbH
AMCC Japan Co., Ltd.
Applied Micro Circuits Corporation Canada
AMCC Sales Corporation
AMCC China, Inc.
AMCC Switching Corporation
Mercury Acquisition Corp.